Exhibit 99.1

            Pope Resources Closes $12 Million Residential Land Sale

    POULSBO, Wash.--(BUSINESS WIRE)--Dec. 1, 2006--Pope Resources (Nasdaq:POPEZ) announced it has closed on a $12 million sale of 203 acres of residential land to Bremerton Residential Investments LLC. This property represents the entire residential portion of a 264-acre mixed use property located within the city limits of Bremerton, Washington. The property received preliminary plat approval for 631 attached and detached residential units in August 2006. The balance of the property, the 61-acre Wright Creek Business Park, is zoned for industrial and business park uses.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 400,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

    CONTACT: Pope Resources
             Tom Ringo, VP & CFO, 360-697-6626
             Fax: 360-697-1156